UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2009

PULTE HOMES, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 23, 2009, Pulte Homes, Inc. (the “Company”) entered into a five-year, unsecured letter of credit facility (the “LOC Agreement”) with Deutsche Bank AG, New York Branch, which permits the issuance of up to $200.0 million of letters of credit (“LOCs”) by the Company. This new credit facility supplements the Company’s existing letter of credit capacity included in the Company’s unsecured revolving credit facility. The LOCs will be used for general corporate purposes of the Company and its subsidiaries. LOCs may be issued to support the obligations of any wholly-owned subsidiary of the Company. Pricing under the LOC agreement is based on a 100 basis point (1.0%) spread above the applicable credit default swap rate (referencing senior unsecured debt obligations of the Company) over the applicable pricing period.

The covenants in the LOC Agreement are substantially similar to the covenants in the Company’s senior note indenture. The covenants include restrictions on creation of secured debt, sale and leaseback transactions, and the consolidation, merger, and sale of assets.

In addition, the LOC Agreement has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt and credit agreements.

If the Company elects to terminate any portion of the availability under the LOC Agreement prior to the scheduled maturity date, then the Company will be obligated to pay an unwind fee.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Facility Agreement dated as of June 23, 2009 among Pulte Homes, Inc., Various Financial Institutions, and Deutsche Bank AG, New York Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTE HOMES, INC.

Date: June 26, 2009	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary

3